Exhibit 2.4

NEW YORK REIT, INC.
AMENDMENT TO THE PLAN OF LIQUIDATION AND DISSOLUTION

WHEREAS, New York REIT, Inc., a Maryland corporation (the “Company”), adopted that certain plan of liquidation and dissolution of the Company on or about January 3, 2017 (the “Plan”); and

WHEREAS, pursuant to Sections 12 and 13 of the Plan, the Board of Directors of the Company (the “Board”) may modify or amend the Plan as may be necessary to implement the plan, and without any further action by the Shareholders (as defined in the Plan) of the Company.

NOW THEREFORE, in consideration of the foregoing, the Plan is hereby amended as follows:

1.  The following language is hereby included as an additional Section 14 of the Plan:

“For the avoidance of doubt, and notwithstanding anything to the contrary in this Plan (including, but not limited to, in Section 9 hereof), the Company shall be permitted to convert from a Maryland corporation to a Delaware limited liability company following approval of such conversion by the stockholders of the Company.”

2.  Except as expressly modified as set forth above in Section 1, the Plan remains in full force and effect in accordance with its terms.

This AMENDMENT has been duly adopted and approved by the Board on July 19, 2018.

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